Exhibit 5.1

June 29, 2012

MicroVision, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

Attn: Thomas M. Walker

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-3 (the “Registration Statement”) of MicroVision, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on June 29, 2012 for the registration of 4,346,048 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share.

We have acted as counsel for the Company in connection with the registration of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares are, or upon exercise of the securities exercisable for the Shares in accordance with their terms will have been, duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP